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                                                                   Exhibit 10.43

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:                            )
                                  ) Jointly Administered
BORDEN CHEMICALS AND              )
PLASTICS OPERATING LIMITED        ) Case. No. 01-1268 (RRM)
PARTNERSHIP, a Delaware limited   )
partnership, et al.               ) Chapter 11
                                  )

          Debtors.

                     AGREED FINAL ORDER AUTHORIZING DEBTOR:
              (A) TO USE CASH COLLATERAL; (B) TO INCUR POSTPETITION
             DEBT; AND (C) TO GRANT ADEQUATE PROTECTION AND PROVIDE
                 SECURITY TO FLEET CAPITAL CORPORATION, AS AGENT
                 -----------------------------------------------

          This matter came before this Court on the motion (the "Motion") of debtor Borden Chemicals and Plastics Operating Limited Partnership (the "Debtor") requesting that this Court enter an order: (1) authorizing the Debtor to use certain cash collateral; (2) authorizing the Debtor to incur Postpetition Debt (as defined herein); and (3) granting certain liens and other relief to Fleet Capital Corporation, as agent for the Lenders defined herein) (the "Agent"). Unless otherwise indicated, the following terms in this Order shall have the meanings set forth below. Other capitalized terms used in this Order have the meanings set forth for such terms in the Loan Agreement (as defined below).

          1. Aggregate Collateral. Collectively, the Prepetition Collateral and the Postpetition Collateral.

          2. Aggregate Liens. Collectively, the Prepetition Liens, the Replacement Liens, and the Postpetition Liens.

          3. Allowable 506(b) Amounts. All fees, costs, expenses, interest and other charges due or coming due under the Prepetition Documents with respect to the Prepetition Debt (regardless of whether such fees, costs, interest and other charges are included in the Budget) to the extent allowable under Code (S) 506(b), including, without limitation, all reasonable out-of-pocket filing and recording fees, attorneys and paralegals' fees and expenses, external and internal audit fees and expenses, closing fees unused facility

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fees, letter of credit fees, and all other costs and expenses incurred by Agent and the Lenders under the Prepetition Documents with respect to the Prepetition Debt, including such fees, costs and charges incurred in connection with: (a) the negotiation, preparation and submission of this Order and any other order or document related hereto; and (b) the representation of the Agent and the Lenders in and in connection with the Case.

          4. Allowed Claim. Any claim, as that term is defined in Code (S) 101, for which a proof of claim was timely and properly filed, or which has been or hereafter is listed by the Debtor on its schedules as liquidated in amount and not disputed or contingent, provided that: (a) no objection to the allowance of the claim is timely interposed; or (b) if any objection to the allowance of the claim is timely interposed, the claim has been allowed.

          5. Appraisal. The report of the appraiser retained by the Agent that has provided an in place valuation of, and orderly liquidation value for, the Debtor's facilities in Geismar, Louisiana, Addis, Louisiana and Illiopolis, Illinois.

          6. Budget. The budget attached to this Order as Exhibit A including and allowing for the Permitted Variances, and such revised or updated budgets which the Agent and Lenders consent to in writing, provided that any such revised or updated budget shall be provided to the Committee and shall not be implemented until two business days following delivery to the Committee.

          7. Capex Payments. Payments made by the Debtor or its subsidiaries on account of capital expenditures in accordance with generally accepted accounting principles provided that the cumulative capital expenditures from the Filing Date to the dates listed below do not exceed the amounts listed below for such dates:

April 30, 2001       $   800,000
May 31, 2001         $ 1,600,000
June 30, 2001        $ 2,400,000
July 31, 2001        $ 3,500,000
August 31, 2001      $ 4,600,000
September 30, 2001   $ 5,700,000
October 31, 2001     $ 6,800,000
November 30, 2001    $ 7,900,000
December 31, 2001    $ 9,000,000
January 31, 2002     $10,100,000
February 28, 2002    $11,200,000
March 31, 2002       $12,300,000

          8. Carveout. The carveout for professional fees of the estate set forth in Paragraph 4(c) of this Order.

          9. Case. This chapter 11 case or any superseding chapter 7 case of the Debtor.

          10. Cash Collateral. All "cash collateral," as that term is defined in Code (S) 363(a), in which the Lenders have an interest, all deposits subject to setoff rights in favor of the Lenders, and all cash arising from the collection or other conversion to cash of the

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Aggregate Collateral, including, without limitation, from the sale of inventory and the collection of accounts receivable. To the extent any such cash collected or received is not clearly identifiable as attributable to Prepetition Collateral or Postpetition Collateral, such cash shall be deemed to be proceeds of Prepetition Collateral.

          11. Committee. The official creditors' committee appointed to represent unsecured creditors in this Case pursuant to Code (S) 1102.

          12. Cure Period. (a) With respect to the occurrence of an Event of Default (a) through (d), none; and (b) with respect to Event of Default (e); three business days following the receipt of Agent's written notice to the Debtor, the United States Trustee, and the Committee, via facsimile or overnight mail, of the occurrence of such Event of Default.

          13. Event of Default. Any one or more of the following: (a) the Debtor commits any Event of Default as such term is defined in Section 10 of the Loan Agreement (as modified by this Order and with the exception of Sections 10.1.2 and 10.1.8); provided that (1) it will not be an Event of Default under this Order if the Event of Default occurring under the Loan Agreement occurred prior to the Filing Date or is the result of an event that occurred on or prior to the Filing Date; and (2) no Event of Default will occur under this Order as a result of the Debtor's bankruptcy filing or the resulting requirements or provisions of the Code; (b) any representation or warranty made by the Debtor in any certificate, report or financial statement delivered to the Agent after the Filing Date proves to have been false or misleading in any material respect as of the time when made or given (including by omission of material information necessary to make such representation, warranty or statement not misleading);
(c) this chapter 11 case is converted to a case under chapter 7 of the Code; (d) a Trustee is appointed or elected in this Case, or an examiner with the power to operate the Debtor's business is appointed in this Case, and (e) the Debtor fails to perform any of its other obligations in accordance with the terms of this Order or the Budget. Agent (and the Requisite Lenders) shall have the exclusive right to assert or waive any Event of Default.

          14. Filing Date. April 3, 2001.

          15. First Priority Liens. Liens which are first priority, properly perfected, valid and enforceable security interests, which are not subject to any claims, defenses, or setoffs, and which are otherwise unavoidable under any provisions of the Code.

          16. Interim Orders. The Agreed Interim and Proposed Final Order Authorizing Debtor: (A) To Use Cash Collateral; (B) To Incur Postpetition Debt; and (C) To Grant Adequate Protection and Provide Security to Fleet Capital Corporation, as Agent entered on April 5, 2001 pursuant to the Motion and the Amended Agreed Interim and Proposed Final Order Authorizing Debtor: (A) To Use Cash Collateral (B) To Incur Postpetition Debt; and (C) To Grant Adequate Protection and Provide Security to Fleet Capital Corporation, as Agent entered on April 9, 2001 pursuant to the Motion.

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          17. Lenders. The financial institutions party to the Loan Agreement
(defined therein as "Lenders"), which are extending Postpetition Debt to the Debtor.

          18. Loan Agreement. That certain Loan and Security Agreement, dated as of March 31, 2000, by Borden Chemicals and Plastics Operating Limited Partnership, Agent, and the Lenders, as amended prior to the Filing Date.

          19. Net Cash Flow. The difference between (1) Receipts Less Production Payments, and (2) SG&A Payments.

          20. Overadvance. The least of: (a) $35,000,000; (b) 35% of the liquidation value in place of the Debtor's facilities in Geismar, Louisiana, Addis, Louisiana and Illiopolis, Illinois, as determined by the Appraisal; and
(c) 80% of the orderly liquidation value as determined by the Appraisal; provided, that the percentages contained in clauses (b) and (c) herein shall be reduced by 1% on the first day of each calendar month, beginning with May 1, 2001.

          21. Permitted Liens. Liens in favor of third parties upon any of the Aggregate Collateral with priority over the Lenders' security interests in the Prepetition Collateral, which third-party liens were (i) non-avoidable, valid, properly perfected and enforceable as of the Filing Date, or (ii) existed prior to the Filing Date and become non-avoidable, valid, properly perfected and enforceable after the Filing Date pursuant to Section 546(b) of the Code.

          22. Permitted Variances. The amount by which the actual Receipts Less Production Payments, SG&A Payments and Net Cash Flow may differ adversely from the respective amounts included in the Budget, provided that the calculation of Permitted Variances is performed on a "trailing" 4 week basis (i.e. the sum of the cash flows for the 4 prior weeks) and the calculation is performed for the period from June 10, 2001 to July 7, 2001 and weekly thereafter. The Permitted Variance shall be calculated as follows: (a) Receipts less Production Payments: the greater of $500,000 or 20% of the budgeted Receipts less Production Payments, (b) SG&A Payments: 20% of the budgeted SG&A Payments, (c) Net Cash
Flow: the greater of $500,000 or 10% of Net Cash Flow. There shall be no Permitted Variances for Capex Payments or Professionals' Fee Payments which, instead, shall be subject to the Budget and the cumulative limits set forth in and calculated pursuant to the definitions of Capex Payments and Professionals' Fee Payments.

          23. Positive Borrowing Availability. The amount of positive borrowing availability under the collateral advance formulas set forth in Section 1.1 ___ of the Loan Agreement, plus the Overadvance; provided, (a) the portion of clause
(ii) of the definition of Borrowing Base which adds to the Borrowing Base the lesser of $17,000,_00 and 5% of "Consolidated Net Tangible Assets" (as defined in the Indenture referred to ___ Exhibit 8.2.3 of the Loan Agreement) is eliminated, (b) the $10,000,000 Availability restriction contained in Sections
8.3 and 9.4 of the Loan Agreement is eliminated, and (c) the portion of clause
(ii) of the definition of Borrowing Base which adds to the Borrowing Base __% of the net amount of Eligible Inventory exclusive of "caustic," "additive" and "solvent" inventories and

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50% of the net amount of Eligible Inventory consisting of "caustic," "additive"
and "solvent" inventories shall be limited to the lesser of the amount calculated by such provision and $40,000,000; provided, however, that the Postpetition Collateral and the Lender's applications of Cash Collateral to the Prepetition Debt and the Postpetition Debt pursuant to Paragraph 5(d) of this Order shall be included in the calculations of such positive borrowing availability. Notwithstanding the foregoing, (1) the Lenders shall have the rights to establish reserves against such availability pursuant to the terms of the Loan Agreement and a reserve for the Carveout and the unfunded portion (whether or not then earned) of the cumulative Professionals' Fee Payments, and
(2) the Agent, with the written consent of the Lenders, shall have the right to increase Positive Borrowing Availability hereunder from time to time, on such terms as it deems appropriate, without the need for further Court hearing.

          24. Postpetition Charges. All fees, costs, expenses, interest and other charges due or coming due in connection with the Postpetition Debt (regardless of whether such fees, costs, interest and other charges are included in the Budget), including, without limitation, all reasonable out-of-pocket filing and recording fees, attorneys' fees and paralegals' fees and expenses, external and internal audit fees and expenses, closing fees, unused facility fees, letter of credit fees, and all other costs and expenses incurred by the Agent in connection with the Postpetition Debt including without limitation the $1,000,000 facility fee payable to the Agent on behalf of the Lenders upon entry of this Order, the $333,000 structuring fee payable to the Agent upon entry of this Order, the $__50,000 success fee payable to the Agent on behalf of the Lenders upon the Termination Date or the date on which all Prepetition and Postpetition Debt owing to the Agent and the Lenders is indefeasibly paid in full, the $30,000 initial administrative fee payable to the Agent upon entry of this Order and the $20,000 monthly administrative fee payable to the Agent on the first business day of each successive calendar month, which amounts shall compensate the Agent and the Lenders for all financial accommodations made hereunder. ___ the event the aggregate amount of Prepetition Debt and Postpetition Debt available to the Debtor increases above $100,000,000 pursuant to Paragraph 3(a) of this Order: (a) the $1,000,000 facility fee payable to the Agent on behalf of the Lenders shall increase by the amount of 1% of the increase in the maximum loans available to the Debtor above $100,000,000, and
(b) the $333,000 structuring fee payable to the Agent shall increase by the amount of 0.33% of the increase in the maximum loans available to the Debtor above $100,000,000; and the balance of such increased facility fee and structuring fee shall be immediately due and payable.

          25. Postpetition Collateral. All of the real and personal property of the Debtor of any description whatsoever, wherever located and whenever arising or acquired, including, without limitation, all cash, accounts, inventory, equipment, fixtures, chattel paper, and general intangibles (excluding claims and recoveries under Code (S)(S) 544, 547, 548, 549, 550 and 553), and all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any of the foregoing.

          26. Postpetition Debt. (a) All indebtedness or obligations of the Debtor to the Agent and the Lenders incurred on or after the Filing Date pursuant to this Order or the

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Interim Orders, including any advances made by the Lenders to pay Allowable
506(b) Amounts, plus (b) the Postpetition Charges.

          27. Postpetition Documents. (a) The Loan Agreement, as modified by this Order or the Interim Orders; (b) the Loan Documents (as that term is defined in the Loan Agreement), as modified by this Order or the Interim Orders; and (c) this Order, the Interim Orders, and any financing orders entered by the Court modifying or supplementing such orders.

          28. Postpetition Liens. First Priority Liens in the Aggregate Collateral granted to the Agent for the benefit of the Lenders pursuant to this Order and the Interim Orders, subject only to: (a) Permitted Liens; (b) the Carveout; and (c) the claim of the United States Trustee for the payment of fees under 28 U.S.C. (S) 1930 and the fees of the Clerk of the Court (the "UST and Clerk Fees"), which liens are and shall be in addition to the Prepetition Liens, are and shall be, pursuant to Code (S) 364(d), senior to the Prepetition Liens and the Replacement Liens without any further action by the Debtor, the Agent or the Lenders and without the execution, filing or recordation of any financing statements, security agreements, mortgages or other documents or instruments.

          29. Prepetition Collateral. All of the Collateral (as that term is defined in the Loan Agreement) existing as of the Filing Date, and all proceeds and products thereof.

          30. Prepetition Debt. (a) All indebtedness or obligations under the Prepetition Documents as of the Filing Date, including all fees, interest and expenses (including the LC Amount of $2,500,000, which amount was cash collateralized prior to the Filing Date), plus (b) all Allowable 506(b) Amounts.

          31. Prepetition Documents. The Loan Agreement and the Loan Documents (as that term is defined in the Loan Agreement).

          32. Prepetition Liens. The Agent's asserted security interests in the Prepetition Collateral under the Prepetition Documents, subject to: (a) the Postpetition Liens; (b) Permitted Liens; (c) the Carveout; and (d) the UST and Clerk Fees.

          33. Professionals' Fee Payments. Payments made by the Debtor or its subsidiaries to non-ordinary course professionals (excluding Taylor Strategic Divestitures) retained pursuant to Section 327 or 1103 of the Code (including professionals retained by the Committee), subject to approval by the Court. No Professionals' Fee Payments may be used to prosecute, as opposed to investigate whether to bring, an Avoidance Action (as defined herein).

          34. Replacement Liens. First Priority Liens in the Postpetition Collateral granted to the Agent for the benefit of the Lenders pursuant to this Order and the Interim Orders, subject only to: (a) the Postpetition Liens; (b) Permitted Liens; (c) the Carveout; and (d) the UST and Clerk Fees.

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          35. Receipts Less Production Payments. Cash received by the Debtor or its subsidiaries (in the ordinary course of business and excluding any sale of assets outside the ordinary course of business) less payments made by the Debtor to suppliers of materials used in its production facilities and payments to other vendors or employees providing services in connection with such production including, but not limited to, amounts in relation to the transportation of raw materials or finished goods.

          36. Requisite Lenders. As of any date, Lenders holding 66._6% or more of the aggregate Prepetition Debt and Postpetition Debt.

          37. SG&A Payments. Payments made by the Debtor or its subsidiaries on account of selling, general and administrative expenses incurred, including for the purposes of this definition, amounts paid on account of Postpetition Charges, other interest charges and tax liabilities of the Debtor.

          38. Termination Date. The earliest to occur of: (a) the late of (1) the date on which the written notice to the Debtor, the United States Trustee, and the Committee of the occurrence of an Event of Default is received from the Agent via facsimile or overnight mail, and (2) if any Cure Period is applicable with respect to such Event of Default, the expiration of such Cure Period (provided that the Debtor may cure such Event of Default within any such Cure Period, and the Agent may seek to terminate this Order prior to the expiration of any such Cure Period); and (b) March 31, 2002.

          39. Trustee. Any trustee appointed or elected in the Case.

          Having examined the Motion, being fully advised of the relevant facts and circumstances surrounding the Motion and having completed a hearing pursuant to Code (S)(S) 363 and 364/1/ and Fed. R. Bankr. P. 4001(b) and (c)(2), THE COURT FINDS THAT:

          A. On the Filing Date, the Debtor filed a voluntary petition for relief under chapter 11 of the Code. The Debtor has retained possession of its property and continues to operate its business as a debtor in possession pursuant to Code (S)(S)1107 and 1108.

          B. (1) The Prepetition Debt, the Prepetition Liens and the prepetition financing relationship between the Debtor, the Agent and the Lenders is evidenced and governed by the Prepetition Documents; (2) as of the Filing Date, the Prepetition Debt was, at least $84 million; (3) the payment of all of the Prepetition Debt is secured by, among other things, the Prepetition Liens; and
(4) the Prepetition Liens are First Priority Liens, subject to Permitted Liens.

----------
/1/ Unless otherwise indicated, all section references are to the Bankruptcy Code, U.S.C. (S)(S)101 et. seq.

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          C. Upon the entry of this Order, the Lenders' interests in the
Prepetition Collateral will be adequately protected, without prejudice to the Agent's right to later assert that the Lenders' interest in the Aggregate Collateral lacks adequate protection, and as of the Filing Date, including for purposes of Code (S) 506(b) and (S) 507(b), the liquidation value of the Prepetition Collateral was not less than $100 million without prejudice to the parties' rights to later seek higher or lower valuations at a subsequent date.

          D. An immediate need exists for the Debtor to use Cash Collateral and to obtain Postpetition Debt in order to enable the Debtor to minimize disruption to and to avoid the termination of its business operations. Entry of this Order will also enhance the possibility of a successful reorganization.

          E. Pursuant to Code (S)(S) 364(a) and 364(b), the Debtor has attempted to obtain, but is unable to obtain, unsecured credit or unsecured credit allowable under Code (S) 503(b)(1). The terms of the Postpetition Debt have been negotiated in good faith and at arms' length, and the Postpetition Debt is being extended in good faith, as that term is used in Code (S) 364(e).

          F. Under the circumstances of the Case, the terms and conditions of this Order are a fair and reasonable response to the Debtor's request for the Lenders' consent to the use of Cash Collateral and for the Debtor's incurrence of Postpetition Debt, and the entry of this Order is in the best interests of the Debtor's estate and its creditors.

          G. The notice provided by the Debtor of the Motion, the hearing on the Motion, and the entry of this Order satisfy the requirements of Fed. R. Bankr.
P. 4001 and were otherwise sufficient and appropriate under the circumstances.

          H. This Order resolves the Limited Objection of the Committee filed on May 8, 2001 and the Amended Objection of the Committee filed on May 25, 2001.

          WHEREFORE, IT IS HEREBY ORDERED THAT:

          1. Authorization to Use Cash Collateral. The Debtor is authorized to use Cash Collateral solely in accordance with and pursuant to the terms and provisions of this Order. Prior to the Termination Date and indefeasible payment in full of the Postpetition Debt, the Debtor may not use or seek to use Cash Collateral other than pursuant to the terms of this Order.

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          2. Procedure for Use of Cash Collateral.

          (a) Delivery of Cash Collateral to Agent. The Debtor is authorized and directed to deposit all Cash Collateral now or hereafter in its possession or under its control into the existing lockbox/blocked account established by the Agent (or to otherwise deliver all such Cash Collateral to the Agent in a manner satisfactory to the Agent) promptly upon receipt thereof. Such Cash Collateral shall thereafter be applied by the Agent in accordance to Paragraph 5(d) of this Order.

          (b) Account Debtors. The Debtor may, without further order of court, be directed by the Agent to, or the Agent may directly, instruct all account debtors of existing and future accounts receivable included in the Aggregate Collateral to make payments directly into any blocked/lockbox account established by the Agent or such other accounts satisfactory to the Agent, in which event all such proceeds shall be treated in accordance with the provisions of this Order.

          (c) Cash Collateral in Agent's Possession. The Agent is authorized to collect upon, convert to cash and enforce checks, drafts, instruments and other forms of payment now or hereafter coming into its possession or under its control which constitute Aggregate Collateral or proceeds of Aggregate Collateral.

          3. Authorization To Incur Postpetition Debt.

          (a) Positive Borrowing Availability/Maximum Loans. If there is Positive Borrowing Availability (after giving effect to outstanding Prepetition Debt and Postpetition Debt), the Debtor is authorized to incur Postpetition Debt, and the Lenders shall be required to provide the Debtor with Postpetition Debt pursuant to the terms of the Loan Agreement (as modified by this Order and the Interim Orders), to the extent of such remaining Positive Borrowing Availability. Notwithstanding the amount of Positive Borrowing Availability or anything to the contrary in this Order, the aggregate of Prepetition Debt and Postpetition Debt shall not at any time exceed $120,000,000; provided, however, that until such time as all Lenders and the Debtors agree in writing or the Agent obtains (with the written consent of the Lenders and the Debtor) the agreement of one or more financial institutions (in addition to the Lenders who were parties to the Loan Agreement prior to Filing Date), to extend

                                      -9-

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additional Postpetition Debt to the Debtor pursuant to the terms of this Order and the Postpetition Documents, the aggregate of Prepetition Debt and Postpetition Debt shall not at any time exceed $100,000,000.

          (b) Budget. The Debtor is authorized to incur Postpetition Debt solely in accordance with and pursuant to the terms and provisions of this Order and only to the extent required to pay those expenses listed in the Budget (including Permitted Variances) as and when such expenses become due and payable (including expenses of the Debtor's subsidiaries to the extent included in the Budget). Notwithstanding anything to the contrary in this Paragraph 3, however:
(1) the Debtor is hereby authorized and directed to incur the Postpetition Debt at any time to pay Allowable 506(b) Amounts, the UST and Clerk Fees, and the Postpetition Charges, and (2) if the Lenders advance monies to the Debtor and the Debtor uses such monies other than in accordance with or pursuant to the terms or provisions of this Order, such advances shall be considered Postpetition Debt for purposes of this Order. The cumulative Professionals' Fee Payments (excluding amounts paid to __aylor Strategic Divestitures) from the Filing Date to the following dates shall not exceed the cumulative amounts listed for such dates -- (a) to June 30, 2001, $1.8 million; (b) to July 31, 2001, $2.6 million; (c) to August 31, 2001, $3.4 million; (d) to September 30, 2001, $4.__ million; (e) to October 31, 2001, $5.0 million; (f) to November 30, 2001, $5.8 million; (g) to December 31, 2001, $6.6 million; (h) to January 31, 2002, $7.4 million; (i) to February 28, 2002, $8.2 million; and (j) to March 31, 2002, $9.0 million. Notwithstanding any provision to the contrary in this Order, all professionals shall have the right to seek approval of fees and expenses in excess of the amounts set forth in this Paragraph 3(b) and Paragraph 4(c), provided, however, such professionals shall not seek payment of such fees and expenses, and such amounts shall not be due, until indefeasible and final payment in full ___all allowed or allowable secured Prepetition Debt and all allowed or allowable secured Postpetition Debt, provided further, such fees and expenses shall not be paid out of the Cash Collateral.

          (c) Superpriority Administrative Expense Status; Postpetition Liens. The Postpetition Debt is hereby granted superpriority administrative expense status under Code (S) 364(c)(1), with priority over all costs and expenses of administration of the Case that are incurred under any provision of the Code, but subject to the Carveout and the UST and Clerk

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Fees. In addition, the Agent and the Lenders are hereby granted the Postpetition
Liens to secure the Postpetition Debt. The Postpetition Liens: (1) are and shall be in addition to the Prepetition Liens; (2) are and shall be, pursuant to Code
(S) 364(d), senior to the Prepetition Liens and the Replacement Liens without any further action by the Debtor, the Agent or the Lenders and without the execution, filing or recordation of any financing statements, security agreements, mortgages or other documents or instruments; and (3) shall remain in full force and effect notwithstanding any subsequent conversion or dismissal of the Case. Notwithstanding the foregoing, the Debtor is authorized and directed to execute and deliver to the Agent such financing statements, mortgages, instruments and other documents as the Agent may deem necessary or reasonably desirable from time to time.

          (d) Conditions Subsequent. Notwithstanding anything to the contrary contained in this Order, the following shall be conditions to Debtor's continued authorization to incur Postpetition Debt:

               (i) On or before November 1, 2001, the Debtor shall have announced an achievable exit strategy that will enable the Debtor to indefeasibly pay in full all Prepetition Debt and Postpetition Debt; and

               (ii) On or before March 31, 2002, such exit strategy shall have been implemented and the Lenders shall have been indefeasibly paid in full;

provided, that the dates in this Paragraph 2(d) and clause (c) of the definition of Termination Date may be extended with the written consent of the Requisite Lenders and without further order of court.

          (e) Additional Terms of Postpetition Debt.

               (i) Letters of Credit. From and after the Filing Date no Letters of Credit shall be issued and no LC Guaranties shall be made by the

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     Agent or the Lenders under the Loan Agreement or the Postpetition
     Documents. The Letters of Credit and LC Guaranties outstanding as of the Filing Date shall remain outstanding until such time as they are drawn upon or expire in accordance with their respective terms.

               (ii) Notwithstanding anything to the contrary in the Loan Agreement, the Prepetition Documents or the Postpetition Documents, effective from March 15, 2001, interest on the principal amount of the Prepetition Debt outstanding at the end of each day (after the application of cash collateral in accordance with Paragraph 5(d) of this Order), shall accrue at a fluctuating rate per annum equal to (a) with respect to the Base Rate Portion of Prepetition Debt, 1.25% plus the Alternate Base Rate, and (b) with respect to the LIBOR Portion of the Prepetition Debt, 3.00% plus the LIBOR Rate. The Lenders otherwise waive their right to charge the Default Rate with respect to the Prepetition Debt until the occurrence of an Event of Default. Notwithstanding the foregoing, and notwithstanding anything to the contrary in the Loan Agreement, the Prepetition Documents or the Postpetition Documents, the LIBOR Period for any Postpetition Debt shall not exceed one month, any Prepetition Debt consisting of LIBOR Portion may only be renewed as Base Rate Portion or as a LIBOR Portion with a LIBOR Period one month or less, and any Prepetition Debt consisting of Base Rate Portion may only be converted to a LIBOR Portion with a LIBOR Period of of one month or less. All interest on the Prepetition Debt and the Postpetition Debt shall be paid by the Debtor pursuant to the terms of the Loan Agreement prior to an Event of Default. The Postpetition Debt shall: (1) bear interest at 1.25% plus the Alternate Base Rate for the Base Rate Portion and 3.00% plus the LIBOR Rate for the LIBOR Portion; provided, that such LIBOR Portion shall have no LIBOR Periods in excess of one month; and (2) mature and be paid in full on the Termination Date.

               (iii) Sale Process Reporting. On Tuesday of each week, beginning with April 10, 2001, the Debtor shall provide the Agent and counsel for the Committee with a report describing the steps the Debtor has taken to comply with Paragraph 3(d) of this Order, including any information on reports received from Taylor Strategic Divestitures.

               (iv) Disposition of Assets. Notwithstanding the terms of Section
     8.2.9 of the Loan Agreement or any other provisions contained in the Prepetition Documents or the Postpetition Documents, or herein, the Debtor shall not dispose of any portion of its assets out of the ordinary course of business, whether pursuant to Code (S) 363 or otherwise, without the Agent's written consent; provided that, notwithstanding the foregoing, so long as the net proceeds of such sale are applied as set forth in paragraph 3(e)(v), the Agent and the Lenders agree that the Debtor shall be permitted to sell or otherwise dispose of (a) the vacant real estate located adjacent to the Geismer, Louisiana facility, (b) the methanol plant that is a part of the Geismer, Louisiana facility (together, the "Permitted
     Sales"), and/or (c) any ineligible

     Accounts due from Armstrong World Industries, Inc. (or any related entity) or any of the following Canadian entities or any affiliate thereof --- American Biltrite of Canada, Ltd., Best Glove Manufacturing, Ltd., Plastique Reinier, Inc., and Stedfast, Inc. (the "Ineligible Accounts") sold for at least 85% of the uncollected amount of such Accounts.

               (v) Mandatory Repayment. All net proceeds (after costs, taxes, and satisfaction of Permitted Liens) received by the Debtor from a sale or disposition of assets (other than Ineligible Accounts) outside the ordinary course of business (consented to by the Agent if required by the immediately foregoing Paragraph 3(e)(iv)), in excess of the amount of Positive Borrowing Availability supported by Accounts and Inventory transferred as part of the non-ordinary course sale or disposition (the "Net Sales Proceeds"), will result in the permanent reduction in the Overadvance as follows:

               (A) if the Net Sales Proceeds exceed by two times the Lendable Value of the sale or disposition assets other than the Accounts and Inventory, the Overadvance shall be reduced by 50% of the Net Sales Proceeds;

               (B) if the Net Sales Proceeds exceed the Lendable Value of the sale or disposition assets other than Accounts and Inventory, but are less than two times the Lendable Value of the sale or disposition assets (other than the Accounts and Inventory), the Overadvance shall be reduced by the

                    Lendable Value plus 50% of the amount in excess of the Lendable Value; and

               (C) if the Net Sales Proceeds are less than or equal to the Lendable Value of the sale or disposition assets other than Accounts and Inventory, the Overadvance shall be reduced by the full amount of the Net Sales Proceeds;

provided, that the "Lendable Value" for purposes of this Paragraph 3(e)(v) sha11 be the lesser of 35% of the liquidation value in place or 80% of the orderly liquidation value of the assets being transferred in the sale or disposition, as determined in the Appraisal, and, provided, further, after making application of the proceeds and reducing the Overadvance as provided in this Paragraph 3(e)(v), the Overadvance shall not exceed the least of $35,000,000, 35% of the liquidation value in place, and 80% of the orderly liquidation value of the remaining assets, as determined by the Appraisal (subject to the amortization of such advance percentages in accordance with the definition of "Overadvance" in this Order). Notwithstanding anything in this Paragraph 3(e)(v) to the contrary, upon the consummation of the Permitted Sales and the application of the proceeds thereof, the Overadvance will be permanently reduced by an amount equal to 50% of the Net Sales Proceeds of the Permitted Sales.

          4. Termination of Right to Use Cash Collateral And To Incur Postpetition Debt.

          (a) Termination Date. Unless extended by the Court upon the written agreement of the Agent, this Order and the Debtor's authorization to use Cash Collateral and incur Postpetition Debt pursuant to this Order will immediately terminate on the Termination Date.

          (b) Rights Upon Termination. On the Termination Date, the Agent and the Debtor shall be entitled to apply to this Court for all appropriate relief, upon such notice as may be appropriate under the circumstances; provided, however, that: (1) the obligations of the Debtor and the rights of the Agent and the Lenders with respect to all transactions which have occurred prior to the Termination Date shall remain unimpaired and unaffected; and (2) the Agent, the Lenders and the Debtor shall retain all of their respective rights and remedies under the Code, including, without limitation, the Debtor's right, after paying the Postpetition Debt, including any Overadvance, in full, to request the continued use of Cash Collateral, and the Agent's right to oppose the Debtor's further use of Cash Collateral and to move for relief from the automatic stay.

          (c) Carveout. Notwithstanding anything to the contrary in this Order, the Interim Orders, or any of the Prepetition Documents or the Postpetition Documents, or otherwise, should the Lenders' obligations to make loans or other financial accommodations under this Order terminate as a result of an Event of Default or the occurrence of the Termination Date, the Lenders agree that, notwithstanding the termination of such obligations, the Debtor may use the Agent's and the Lenders' cash collateral to pay, in addition to any accrued fees and expenses as of such date permitted by the Budget (a) any unpaid UST Fees and Clerk Fees as such fees are charged to the Debtor; and (b) unpaid fees and expenses allowed by the Bankruptcy Court of professionals or professional firms retained pursuant to Section 327 or 1103 of the Code (excluding Taylor Strategic Dive_titures), which professional fees and expenses do not exceed in the aggregate $1.0 million (the amount of all such professional fees and expenses being defined herein as the "Carveout"). The Agent's and the Lenders' liens on the Aggregate Collateral, and any claim or claim arising under

Sections 364(c), 364(d), 506(b), or 507(b) of the Code, shall be subject and subordinate to the Carveout and the UST and Clerk Fees, and (B) the terms of this Paragraph 4(c) shall survive and not be affected by the termination of this Order or the Interim Orders, any default hereunder, the conversion or dismissal of this Chapter 11 case, the confirmation of a plan, or the appointment of any trustee. Notwithstanding the foregoing, no part of the Carveout may be used to prosecute, as opposed to investigate whether to bring, an Avoidance Action (as defined herein).

          5. Adequate Protection of Interests of the Lenders in the Aggregate Collateral and the Aggregate Liens. As adequate protection of the interests of the Lenders in the Prepetition Collateral and the Prepetition Liens:

          (a) Priority of Prepetition Liens/Allowance of Lender's Claim. Subject to the reservation of rights set forth in Paragraph 7(a) of this Order: (1) the Prepetition Liens shall constitute First Priority Liens, subject to Permitted Liens, Postpetition Liens, Replacement Liens, the Carveout, and the UST and Clerk Fees; (2) the Lenders' claim with respect to the Prepetition Debt shall constitute an Allowed Claim in an amount it not less than $84 million, all of which shall be an allowed secured claim within the meaning of Code (S)(S) 506(a) and 506(b); and (3) Debtor waives and releases any and all claim and causes of action it may assert against Agent, any Lender or the Aggregate Collateral.

          (b) Replacement Liens. The Agent and the Lenders are hereby granted the Replacement Liens to secure Prepetition Debt in an amount equal to the decline (if any) in the value of the Agent's and the Lenders' interests in the Prepetition Collateral during the Case. The Replacement Liens: (1) are and shall be in addition to the Prepetition Liens; (2) are and shall be First Priority Liens that, subject to Permitted Liens, the Carveout, and the UST and Clerk Fees, are properly perfected, valid and enforceable without any further action by the Debtor or the Agent and without the execution, filing or recordation of any financing statements, security agreements, mortgages or other documents or instruments; and (3) shall remain in full force and effect notwithstanding any subsequent conversion or dismissal of the Case. Notwithstanding the foregoing, the Debtor is authorized and directed to execute and deliver to the Agent such financing statements, mortgages, instruments and other documents as the Agent may deem necessary or reasonably desirable from time to time.

          (c) Allowed Code (S) 507(b) Claim. If and to the extent the adequate protection of the interests of the Agent and the Lenders in the Prepetition Collateral granted to the Agent and the Lenders pursuant to this Order proves insufficient, the Agent and the Lenders shall have an Allowed Claim under Code
(S) 507(b) in the amount of any such insufficiency, with priority over: (1) all costs and expenses of administration of the Case (other than the Lenders' claim pursuant to Paragraph 3(c) of this Order) that are incurred under any provision of the Code, including, without limitation, Code (S)(S) 03(b), 506(c), 507(a), or 552(b); and (2) the claims of any other party in interest under Code (S) 507(b), but in each case, subject and subordinate to the Carveout and the UST and Clerk Fees.

          (d) Application of Cash Collateral. The Agent is authorized to apply all Cash Collateral now or hereafter coming into the Agent's possession or control as follows: (1) first, to payment of Prepetition Debt consisting of Allowable 506(b) Amounts; (2) second, to payment of other Prepetition Debt; (3) third, to payment of Postpetition Charges; and (4) fourth, to payment of other Postpetition Debt. All such applications to Prepetition Debt shall be final in nature, subject only to the right of parties in interest to object to applications to Allowable 506(b) Amounts under and in accordance with Paragraph 6(a) of the Order.

          (e) Prohibition Against Use of Cash Collateral. With the exception of that certain Order Authorizing the Debtor to Use Cash Collateral, entered by the Court on June 21, 2001 subject to Paragraph 5(f) below, no order shall be entered in this Case authorizing Debtor to use Cash Collateral, unless, in addition to the satisfaction of all requirements of Code (S) 363 for the use of such Cash Collateral: (a) the Agent and the Lenders have consented to such order; (b) no Prepetition Debt or Postpetition Debt is outstanding at the time of the entry of such an order, and no obligation of the Lenders to extend additional Postpetition Debt; or (c) such Cash Collateral is first used to immediately pay the then remaining Prepetition Debt and Postpetition Debt in full.

          (f) Prohibition Against Additional Debt. No order shall be entered in this case authorizing the Debtor (under Code (S) 364(d) or otherwise) to incur debt other than the Carveout or the UST Fees) secured by a lien which is equal to or superior to the Aggregate

Liens, or which is given superpriority administrative expense status under Code
(S) 364(c)(1) equal to or superior to the superpriority administrative expense status granted to the Postpetition Debt, unless, in addition to the satisfaction of all requirements of Code (S) 364 for the incurrence of such debt: (a) the Agent and the Lenders have consented to such order; (b) there is no Prepetition Debt or Postpetition Debt outstanding at the time of the entry of such an order and the Agent and Lenders have no obligation under this Order, the Interim Orders or otherwise to extend Postpetition Debt; or (c) such credit or debt is used to immediately pay the Postpetition Debt in full.

          (g) No Surcharge. At no time during this Case shall the surcharge provisions of Code (S) 506(c) or the enhancement of collateral provisions of Code (S) 552 be imposed upon the Agent or the Lenders or any of the Aggregate Collateral for the benefit of any party in interest, including Debtor, any of Debtor's professionals, the Committee, any of the Committee's professionals, or any Trustee.

          (h) Waiver of Right to Return/Consent to Setoff. The Debtor hereby waives its right: (1) to return any Prepetition Collateral or Postpetition Collateral pursuant to Bankruptcy Code (S) 546(g); or (2) to consent to setoff pursuant to Bankruptcy Code (S) 553 without 14 days prior notice to the Agent of such proposed setoff and prior approval of the Court for such proposed setoff.

          6. Miscellaneous Provisions.

          (a) Notice of and Objections to Allowable 506(b) Amounts. The Agent shall provide the Debtor's counsel, counsel for any Committee, and the United States Trustee with copies of all invoices sent by the Agent's counsel to the Agent (edited to delete any attorney-client or other confidential information) with respect to the attorneys' fees and related costs and expenses asserted as Allowable 506(b) Amounts. Any such party may object to the reasonableness of any such fees, costs and expenses. However, any objection by any such party to any such fees, costs, or expenses shall be forever waived and barred unless, within thirty days of receipt of the invoice to which the objection relates: (1) the objection is filed with the Court and served upon the Agent; and (2) the objection describes with particularity the items or categories of fees, costs and expenses that are the subject of the objection and provides the specific basis of the objection to each such item or category of fees, costs and expenses. Any hearing on an objection to the fees, costs and expenses of the Agent set forth on any invoice shall be limited to the reasonableness or necessity of the particular items or categories of the fees, costs and expenses that are the subject of such objection.

          (b) Force and Effect of Prepetition Documents; Conflicts. Except as modified herein, and subject to the other provisions of this Order and the Code, the Prepetition Documents, and the terms and provisions thereof, shall remain in full force and effect with respect to the Prepetition Debt. The Postpetition Debt shall be governed by the Postpetition Documents except where they conflict with the provisions of this Order, in which case the provisions of this Order shall prevail. In addition to the modifications otherwise contained in this Order, the Loan Agreement is further modified as follows: (1) Sections 2.7, 8.3,
9.2 (with respect to prepetition conduct) and 9.4 of the Loan Agreement are eliminated; (2) each representation and warranty set forth in Section 7 of the Loan Agreement is modified to take into account the events and circumstances that customarily occur as a result of the events leading up to and following the commencement of a proceeding under chapter 11 of the Code, or events that have occurred leading up to the commencement of the Case; (3) the reporting requirements of Sections 8.1.3 (i) (with respect to the delivery of an unqualified annual audit), 8.1.3(iii) and 8.1.7 of the Loan Agreement are eliminated; and (4) the conditions precedent set forth Sections 9.5 and 9.6 are modified to take into account the events and circumstances that customarily occur as a result of the events leading up to and following the commencement of a proceeding under chapter 11 of the Code, or events that have occurred leading up to the commencement of the Case. To the extent that any of the Prepetition Documents conflict with the provisions of this Order, the provisions of this Order shall prevail.

          (c) Modification of Stay. The automatic stay of Code (S) 362 is hereby modified with respect to the Agent and the Lenders to the extent necessary to effectuate the provisions of this Order.

          (d) Financial Information; Insurance. The Debtor is hereby directed to deliver to the Agent such financial and other information concerning the business and affairs of the Debtor and any of the Aggregate Collateral as may be required pursuant to the

Prepetition Documents and such financial information and other information as the Agent shall reasonably request from time to time, including monthly information ___ to the Debtor's post-petition accrued, unpaid expenses, a daily borrowing base report in form and substance substantially identical to that provided immediately prior to the Filing Date, a weekly inventory estimate, information necessary to confirm that the Debtor is within the Budget and Permitted Variances. The Debtor is also directed to allow the Agent (and any consultant retained by the Agent) access to the premises for the purpose of enabling the Agent (or Agent's consultant) to inspect and audit the Aggregate Collateral and the Debtor's books and records. Such access for such purpose shall be permitted during normal business hours and upon forty-eight hours' notice or such shorter notice as may be provided in the Prepetition Documents; provided, however, that if the Agent alleges fraud or gross mismanagement, the Agent (or the Agent's consultant) shall be permitted access to the premises for such purpose at any time without notice. The Debtor is further directed to deliver to the Agent evidence, satisfactory to the Agent, that the Aggregate Collateral is insured for the full replacement value thereof, that all insurance policies required by the Prepetition Documents or obtained in connection with the Aggregate Collateral are maintained in full force and effect, and that the Agent is named as loss payee on all such property insurance policies and named as additional insured on all such liability policies as its interests may appear. Counsel for the Committee shall receive from the Debtor the weekly financial reporting provided to the Agent.

          (e) No Waiver. Except to the extent expressly set forth in this Order, this Order shall not constitute a waiver by the Agent or the Lenders of any of their rights under the Prepetition Documents, the Code or other applicable law, including, without limitation: (1) its right to later assert that, notwithstanding the terms and provisions of this Order, any of their interests in the Prepetition Collateral lack adequate protection within the meaning of Code (S)(S) 362(d) or 363(e); or (2) their right to later assert a claim under Code (S) 507. The Agent's failure, at any time or times hereafter, to require strict performance by the Debtor (or by any Trustee) of any provision of this Order shall not waive, affect or disminish any right of the Agent and the Lenders thereafter to demand strict compliance and performance therewith. No delay on the part of the Agent in the exercise of any right or remedy under this Order shall preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy. None of the rights or remedies of the Agent or the Lenders under this Order shall be deemed to have been suspended or waived by the Agent unless such suspension or waiver is in writing, signed by a duly authorized officer of the Agent, consented to in writing by the Lenders and directed to the Debtor specifying such suspension or waiver.

          7. Binding Effect.

          (a) Stipulations and Findings; Reservation of Rights. The findings contained in Paragraphs B and C of this Order shall be binding on all parties in interest in the Case and their respective successors and assigns, including, without limitation, any Trustee, subject only to the provisions of this Paragraph 7(a). The Committee and any party in interest shall have through 45 days from the entry of this Order to file an action in this Court limited solely to (1) challenging the validity, enforceability, extent or priority of the Prepetition Debt or the Lender's liens in the Prepetition Collateral, and (2) as a result, to the extent required by such actions, asserting that the payment of any Prepetition Debt authorized or directed by this Order should be avoided (an "Avoidance Action"). Any timely asserted Avoidance Action may be filed in the name of the Debtor without further leave of Court. To the extent that a party-in-interest or the Committee ultimately prevails with respect to such Avoidance Action (whether initially, on appeal, or otherwise), to the extent required by such Avoidance Action, the Court shall grant any appropriate relief, including appropriate relief in respect of the payment of the Prepetition Debt. Such challenges are limited to those described above and there shall be no challenge to the provisions contained in this Order, including, without limitation, Paragraph 5(d).

          (b) Order. Except as provided in Paragraph 7(a) of this Order, this Order shall be binding on all parties in interest in this Case and their respective successors and assigns, including, without limitation, any Trustee, except that any Trustee shall have the right to terminate this Order after notice and a hearing. If this Order never becomes a final and nonappealable order, if a Trustee terminates this Order, or if any or all of the provisions of this Order are hereafter modified, vacated or stayed by subsequent order of this Court or any other court, such termination or subsequent order shall not affect any one or more of the following: (a) the priority, validity, enforceability or effectiveness of any lien, security interest, priority, or other benefit authorized hereby with respect to any Cash Collateral used or Postpetition Debt incurred prior to the effective date of such subsequent order (and all such liens, security interests, priorities and other benefits shall be governed in all respects by the original provisions of this Order); (b) the findings contained in Paragraphs B and C of this Order; or
(c) the validity, enforceability or effectiveness of the provisions of Paragraphs 5(d), 5(f), and 5(g) of this Order. Except as otherwise explicitly set forth in this Order, no third parties are intended to be or shall be deemed to be third party beneficiaries of this Order.

          (c) Notice of Entry of Final Order. The Debtor shall, on or before
July    , 2001, serve by regular mail a copy of this Order on the Agent and each
     ---
of the Lenders, the Agent's counsel at the address set forth at the end of this Order, counsel to the Committee, the twenty (20) largest unsecured creditors of the Debtor as set forth on schedules filed by the Debtor pursuant to Bankruptcy Rule 1007(d), the United States Trustee, any other persons which the Debtor knows are entitled to notice under Bankruptcy Rule 4001 (b) as of such date, and any other party-in-interest for which counsel to the Debtor has received a written request in this Case before 2:00 p.m. (EDT) on such date to receive such a pleading.


                                                    /s/ Illegible
                                                    ----------------------------
                                                    UNITED STATES DISTRICT JUDGE
                                                                         7/11/01

Dated: July 10, 2001

AGREED AND ACKNOWLEDGED BY:

BORDEN CHEMICALS AND PLASTICS
OPERATING LIMITED PARTNERSHIP


By: /s/ Illegible
    -------------------------
      One of Its Attorneys

JONES, DAY, REAVIS & POGUE

Neil P. Olack                                      Brad B. Erens, Esq.
3500 Suntrust Plaza                                77 W, Wacker Drive
303 Peachtree Street                               Suite 3800
Atlanta, Georgia 30308-3242                        Chicago, II. 60601-1692
Telephone: (404) 581-8473                          Telephone: (312) 782-3939
Telecopier: (404) 581-833                          Telecopier: (312) 782-8585

DUANE, MORRIS & HECKSCHER LLP

Michael R. Lastowaki, Esq.
1100 North Market Street, Suite 1200
Wilmington, Delaware 19801
Telephone: (302) 657-4900
Telecopier: (302) 657-4901

FLEET CAPITAL CORPORATION, FOR
ITSELF AND AS AGENT FOR THE
LENDERS


By: /s/ Illegible
    ----------------------
     One of Its Attorneys

GOLDBERG, KOHN, BELL, BLACK,                       THE BAYARD FIRM
ROSENBLOOM & MORITZ, LTD.

Alan P. Solow, Esq.                                Michael L. Vild, Esq.
Dimitri G. Karcazes, Esq.                          222 Delaware Ave., Suite 900
55 E.Monroe St., Suite 3700                        Wilmington, DE 19899
Chicago, IL 60603                                  Telephone: (302) 655-5000
Telephone: (312) 201-4000                          Telecopier: (302) 658-6395
Telecopier: (312) 332-2196

OFFICIAL UNSECURED CREDITORS';
COMMITTEE


By: /s/ Illegible
   --------------------------------
     One of Its Attorneys

KRAMER LEVIN NAFTALIS &                            REED SMITH LLP
FRANKEL LLP
Mitchell A. Seider, Esq.                           Kurt F. Gwynne, Esq.
919 Third Avenue                                   1201 Market Street
New York, New York 10022                           Suite 1500
Telephone: (212) 715-7582                          Wilmington, Delaware 19801
Telecopier: (212) 715-8000                         Telephone: (302) 778-7500
                                                   Telecopier: (302) 778-7575

                                    EXHIBIT A

                                     BUDGET

                                                           ------------------------
                                                                    Actual
                                                           ------------------------   ------------------------------------------
                                        Period Ending      16-Jun   23-Jun   30-Jun    7-Jul   14-Jul   21-Jul   28-Jul   31-Jul
                                                           ------------------------   ------------------------------------------
Cash Flow
Receipts                                                    6,340    4,227    4,472    5,066    7,598    7,598    3,940    3,940

Production Payments (including freight)                     8,304    5,710    8,026    3,305    5,966    5,079    3,868    3,305
Deposits                                                                                   0        0        0        0      500
Critical vendors/first day order payments                      --       --        0      413    2,406      236      150      150
Credit from critical vendors                                   --       --        0        0     (248)  (1,443)    (142)     (90)
                                                           ------------------------   ------------------------------------------
Total Production Payments                                   8,304    5,710    8,026    3,718    8,123    3,871    3,876    3,865
(including 1st day order payments, freight)
                                                           ------------------------   ------------------------------------------
Receipts less Production payments                          (1,964)  (1,483)  (3,554)   2,348     (525)   3,727       64       75

SG&A and Other Payments                                       882      484      553      852      393      695      393    1,018

Net Cash Flow                                              (2,846)  (1,967)  (4,107)     495     (918)   3,032     (330)    (943)

Capex                                                          84       44       29      220      220      220      220      220
Chapter 11 Professional Fees                                    0        0      208                                          592
Total Cash Flow                                            (2,930)  (2,011)  (4,344)     275   (1,138)   2,812     (550)  (1,755)

Trailing 4-week totals

Receipts less Production payments                                                     (5,653)  (4,214)     995    4,613

SG&A and Other Payments                                                                2,771    2,283    2,493    2,334

Net Cash Flow                                                                         (8,425)  (6,497)  (1,498)   2,279

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less greater
   of 20% or $500                                     20%                             (6,784)  (5,057)     495    3,690
                                                     500

2. SG&A and Other Payments, plus 20%                  20%                              3,326    2,739    2,992    2,800

3. Net Cash Flow less greater of 10% or $500          10%                             (9,267)  (7,147)  (1,998)   1,779
                                                     500

                                                   -----------------------------------------   ---------------------------------
                                   Period Ending   4-Aug   11-Aug   18-Aug   25-Aug   31-Aug   8-Sep    15-Sep   22-Sep   29-Sep
                                                   -----------------------------------------   ---------------------------------
Cash Flow
Receipts                                           4,915   7,372    7,372    3,823    3,823    11,905   7,143     3,704    3,704
Production Payments (including freight)            3,505   6,166    5,279    4,068    3,505     9,679   5,283     4,072    3,509
Deposits                                               0       0        0        0        0         0       0         0    1,500
Critical vendors/first day order payments             50     545      515      150      150       500     315       150      150
Credit from critical vendors                         (90)    (30)    (327)    (309)     (90)      (90)   (300)     (189)     (90)
                                                   -----------------------------------------   ---------------------------------
Total Production Payments                          3,465   6,681    5,467    3,909    3,565    10,089   5,298     4,033    5,069
(including 1st day order payments, freight)        -----------------------------------------   ---------------------------------
Receipts less Production payments                  1,450     691    1,905      (87)     258     1,816   1,845      (329)  (1,365)

SG&A and Other Payments                              893     393      695      393      393     1,300     695     1,893      893

Net Cash Flow                                        557     298    1,210     (480)    (136)      517   1,150    (2,222)  (2,258)

Capex                                                220     220      220      220      220       440     220       220      220
Chapter 11 Professional Fees                                                            640                                1,000
Total Cash Flow                                      337      78      990     (700)    (996)       77     930    (2,442)  (3,478)

Trailing 4-week totals

Receipts less Production payments                  4,791   6,007    4,185    4,035    2,767     3,892   3,833     3,590    1,967

SG&A and Other Payments                            3,392   3,392    3,392    3,392    1,874     2,781   2,781     4,281    4,781

Net Cash Flow                                      1,398   2,614      793      642      893     1,112   1,052      (691)  (2,813)

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less
   greater of 20% or $500                          3,833   4,805    3,348    3,228    2,214     3,114   3,066     2,872    1,467

2. SG&A and Other Payments, plus 20%               4,071   4,071    4,071    4,071    2,249     3,337   3,337     5,137    5,737

3. Net Cash Flow Less greater of 10% or $500         898   2,114      293      142      393       612     552    (1,191)  (3,313)

                                                                    ------------------------------------------
                                                    Period Ending    6-Oct   13-Oct   20-0ct   27-0ct   31-Oct
                                                                    ------------------------------------------
Cash Flow

Receipts                                                             4,793    7,189    7,189    3,728    3,728

Production Payments (including freight)                              3,428    6,089    5,202    4,357    3,428
Deposits
Critical vendors/first day order payments                              450      295      220      150      l50
Credit from critical vendors                                           (90)    (270)    (177)    (132)     (90)
                                                                    ------------------------------------------
Total Production Payments                                            3,788    6,114    5,245    4,375    3,488
(including 1st day order payments, freight)
                                                                    ------------------------------------------
Receipts less Production payments                                    1,005    1,075    1,944     (647)     240

SG&A and Other Payments                                                884      393      624      393    1,018

Net Cash Flow                                                          121      682    1,321   (1,041)    (778)

Capex                                                                  220      220      220      220      220
Chapter 11 Professional Fees                                                                               640
Total Cash Flow                                                        (99)     462    1,101   (1,261)  (1,638)

Trailing 4-week totals

Receipts less Production payments                                    1,156      386    2,660    3,377

SG&A and Other Payments                                              4,365    4,064    2,794    2,294

Net Cash Flow                                                       (3,209)  (3,678)    (135)   1,083

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less greater of 20% or $500      656     (114)   2,128    2,702

2. SG&A and Other Payments,plus 20%                                  5,238    4,877    3,353    2,753

3. Net Cash Flow less greater of 10% or $500                        (3,709)  (4,178)    (635)     583

                                                                    ------------------------------------------
                                                    Period Ending    3-Nov   10-Nov   17-Nov   24-Nov   30-Nov
                                                                    ------------------------------------------
Cash Flow

Receipts                                                            4,799    7,198    7,198     3,732   3,732

Production Payments (including freight)                             3,333    5,994    5,107     4,262   3,333
Deposits
Critical vendors/first day order payments                              50      495      170       100     100
Credit from critical vendors                                          (90)     (30)    (297)     (102)    (60)
                                                                    ------------------------------------------
Total Production Payments                                           3,293    6,459    4,980     4,260   3,373
(including 1st day order payments, freight)
                                                                    ------------------------------------------
Receipts less Production payments                                   1,506      739    2,218      (528)    359

SG&A and Other Payments                                               910      393      624       393     393

Net Cash Flow                                                         596      346    1,594      (921)    (34)

Capex                                                                 220      220      220       220     220
Chapter 11 Professional Fees                                                                              640
Total Cash Flow                                                       376      126    1,374    (1,141)   (894)

Trailing 4-week totals

Receipts less Production payments                                   4,118    3,781    4,055     4,174   2,788

SG&A and Other Payments                                             3,338     3338    3,338     3,338   1,804

Net Cash Flow                                                         779      443      716       836     984

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less greater of 20% or $500   3,294    3,025    3,244     3,339   2,230

2. SG&A and Other Payments,plus 20%                                 4,006    4,006    4,006     4,006   2,164

3. Net Cash Flow less greater of 10% or $500                          279      (57)     216       336     484

                                               -----------------------------------------
                               Period Ending   8-Dec   15-Dec   22-Dec   29-Dec   31-Dec
                                               -----------------------------------------
Cash Flow
Receipts                                       4,730    7,095    7,095    3,679    3,679

Production Payments (including freight)        3,166    5,700    4,855    4,095    3,166
Deposits
Critical vendors/first day order payments        380      265      100      100      100
Credit from critical vendors                     (60)    (228)    (159)     (60)     (60)
                                               -----------------------------------------
Total Production Payments                      3,486    5,737    4,796    4,135    3,206
(including 1st day order payments, freight)
                                               -----------------------------------------
Receipts less Production payments              1,244    1,358    2,299     (456)     473

SG&A and Other Payments                          916      393      624      393    3,393

Net Cash Flow                                    328      965    1,675     (849)  (2,920)

Capex                                            220      220      220      220      220
Chapter 11 Professional Fees                                                       1,120
                                               -----------------------------------------
Total Cash Flow                                  108      745    1,455   (1,069)  (4,260)

Trai1ing 4-week totals

Receipts less Production Payments              3,293    2,434    5,261    4,445

SG&A and Other Payments                        2,326    2,096    2,326    2,326

Net Cash Flow                                    967      338    2,934    2,119

Trailing 4-week totals after permitted
variances Actual/Outlook
1. Receipts less Production payments, less
   greater of 20% or $500                      2,635    1,934    4,208    3,556

2. SG&A and Other Payments, plus 20%           2,792    2,515    2,792    2,792

3. Net Cash Flow less greater of 10% or $500     467     (162)   2,434    1,619

                                              ------------------------------------------
                              Period Ending    6-Jan   13-Jan   20-Jan   27-Jan   31-Jan
                                              ------------------------------------------
Cash Flow
Receipts                                       4,643    6,964    6,964    3,611    3,611

Production Payments (including freight)        3,584    6,118    5,274    4,513    3,584
Deposits
Critical vendors/first day order payments          0
Credit from critical vendors                     (60)
                                                       ---------------------------------
Total Production Payments                      3,524    6,118    5,274    4,513    3,584
(including 1st day order payments, freight)
                                              ------------------------------------------
Receipts less Production payments              1,119      846    1,691     (902)      27

SG&A and Other Payments                          918      393      624      393    3,518

Net Cash Flow                                    201      453    1,067   (1,295)  (3,491)

Capex                                            140      140      140      140      140
Chapter 11 Professional Fees                       0        0        0        0      640
                                              ------------------------------------------
Total Cash Flow                                   61      313      927   (1,435)  (4,271)

Trai1ing 4-week totals

Receipts less Production payments              4,793    4,281    3,672    3,226

SG&A and Other Payments                        5,721    5,721    5,721    5,722

Net Cash Flow                                   (928)  (1,441)  (2,049)  (2,495)

Trailing 4-week totals after permitted
variances Actual/Outlook
1. Receipts less Production payments, less
   greater of 20% or $500                      3,834    3,425    2,938    2,581

2. SG&A and Other Payments, plus 20%           6,866    6,866    6,866    6,866

3. Net Cash Flow less greater of 10% or $500  (1,428)  (1,941)  (2,549)  (2,995)

                                                     ------------------------------------------   ---------------------------------
                                     Period Ending    3-Feb   10-Feb   17-Feb   24-Feb   28-Feb    3-Mar   10-Mar   17-Mar   24-Mar
                                                     ------------------------------------------   ---------------------------------
Cash Flow
Receipts                                              4,807    7,210    7,210    3,739    3,739    5,188    7,783    7,783    4,035

Production Payments (including freight)               4,071    6,606    5,761    5,000    4,071    4,558    7,093    6,248    5,488
Deposits
Critical vendors/first day order payments
Credit from critical vendors
                                                     ------------------------------------------   ---------------------------------
Total Production Payments                             4,071    6,606    5,761    5,000    4,071    4,558    7,093    6,248    5,488
(including 1st day order payments, freight)
                                                     ------------------------------------------   ---------------------------------
Receipts less Production payments                       736      605    1,450   (1,262)    (332)     630      690    1,535   (1,452)

SG&A and Other Payments                                 942      393      624      393      393      974      393      624      393

Net Cash Flow                                          (206)     212      826   (1,655)    (726)    (344)     297      911   (1,845)

Capex                                                   160      160      160      160      160      220      220      220      220
Chapter 11 Professional Fees                              0        0        0        0      640        0        0        0        0
                                                     ------------------------------------------   ---------------------------------
Total Cash Flow                                        (366)      52      666   (1,815)  (1,526)    (564)      77      691   (2,065)

Trailing 4-week totals

Receipts less Production payments                     2,397    2,156    1,915    1,556             1,091    1,176    1,261    1,070

SG&A and Other Payments                               5,871    5,871    5,871    5,871             2,778    2,778    2,778    2,778

Net Cash Flow                                        (3,474)  (3,715)  (3,956)  (4,315)           (1,687)  (1,602)  (1,517)  (1,707)

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less greater
   of 20% or $500                                     1,897    1,656    1,415    1,056               591      676      761      570

2. SG&A and Other Payments, plus 20%                  7,045    7,045    7,045    7,045             3,333    3,333    3,333    3,333

3. Net Cash Flow less greater of 10% or $500         (3,974)  (4,215)  (4,456)  (4,815)           (2,187)  (2,102)  (2,017)  (2,207)

                                   Period Ending   31-Mar
                                                   ------
Cash Flow
Receipts                                            4,035

Production Payments (including freight)             4,558
Deposits
Critical vendors/first day order payments
Credit from critical vendors
                                                   ------
Total Production Payments                           4,558
(including 1st day order payments, freight)
                                                   ------
Receipts less Production payments                    (523)

SG&A and Other Payments                             1,143

Net Cash Flow                                      (1,666)

Capex                                                 220
Chapter 11 Professional Fees                        1,120
                                                   ------
Total Cash Flow                                    (3,006)

Trailing 4-week totals

Receipts less Production payments                     250

SG&A and Other Payments                             2,554

Net Cash Flow                                      (2,304)

Trailing 4-week totals after permitted variances
Actual/Outlook
1. Receipts less Production payments, less
   greater of 20% or $500                            (250)

2. SG&A and OtherPayments, plus 20%                 3,065

3. Net Cash Flow less greater of 10% or $500       (2,804)